UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
June 27, 2008
Date of Report (Date of earliest event reported)
Smith & Wesson Holding Corporation
(Exact Name of Registrant as Specified in Charter)

Nevada	001-31552	87-0543688

(State or Other	(Commission File Number)	(IRS Employer
Jurisdiction of Incorporation)		Identification No.)
2100 Roosevelt Avenue
Springfield, Massachusetts
01104
(Address of Principal Executive Offices) (Zip Code)
(800) 331-0852
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     As described in Item 5.02, on June 27, 2008, we entered into a severance and change in control agreement with William F. Spengler in connection with his appointment as our Executive Vice President and Chief Financial Officer effective July 1, 2008. The disclosure provided in Item 5.02 of this Form 8-K relating to the severance and change in control agreement with Mr. Spengler is hereby incorporated by reference into this Item 1.01.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     Effective July 1, 2008, we named William F. Spengler as our Executive Vice President and Chief Financial Officer. Effective July 1, 2008, we also named John A. Kelly, our former Chief Financial Officer, as our Vice President of Financial Planning and Control. Prior to becoming our Executive Vice President and Chief Financial Officer, Mr. Spengler, 53, served as Executive Vice President and Chief Financial Officer of MGI PHARMA, Inc. since August 2006, and as Senior Vice President and Chief Financial Officer from April 2006 to August 2006. Prior to that, Mr. Spengler served as Senior Vice President, International & Corporate Development of MGI PHARMA from October 2005 to April 2006. From July 2004 to October 2005, Mr. Spengler served as Executive Vice President and Chief Financial Officer of Guilford Pharmaceuticals Inc. prior to its acquisition by MGI PHARMA in October 2005. From May 2002 to June 2004, Mr. Spengler served as President, Chief Operating Officer and Director of Osteoimplant Technology, Inc. Mr. Spengler received a Bachelors Degree in Economics from Yale University in 1977 and a Masters of Business Administration from New York University in 1980.
     In connection with the appointment of Mr. Spengler as our Executive Vice President and Chief Financial Officer, Mr. Spengler will receive an annual base salary of $320,000. Mr. Spengler will also be entitled to participate in our executive incentive compensation plan, as well as other employee benefits and perquisites. In addition, Mr. Spengler received options to purchase 250,000 shares of our common stock. The options have an exercise price of $5.28 with one-third (1/3) of such options vesting on each of the first, second, and third annual anniversary of the date of grant.
     Additionally, on June 27, 2008, we entered into a severance and change in control agreement with Mr. Spengler in order to encourage his full attention and dedication to our company currently and in the event of any proposed change in control, and to provide him with individual financial security. If Mr. Spengler’s employment is terminated for any reason other than a termination by us for cause (as defined in the agreement), the agreement provides that (a) we will pay Mr. Spengler his base salary for a period of 12 months following such termination; (b) we will pay Mr. Spengler, at the same time as bonuses are paid to our other executives, a portion of the bonus earned by Mr. Spengler pro rata for the period commencing on the first day of our fiscal year for which the bonus is calculated and ending on the date of such termination; and (c) all unvested stock-based compensation held by Mr. Spengler shall vest as of the date of such termination.

     The agreement also provides that, in the event of a change in control of our company, Mr. Spengler may, at his option and upon written notice to us, terminate his employment with the same force and effect as if such termination were other than for cause as provided in the agreement, except that we will pay Mr. Spengler his base salary for a period of 18 months rather than 12 months, unless (a) the change in control has been approved by our board of directors, (b) the provisions of the agreement remain in full force and effect, and (c) Mr. Spengler suffers no reduction in his status, duties, authority, or compensation following such change in control, provided that Mr. Spengler will be considered to suffer a reduction in his status, duties, or authority if, after such change in control, (i) he is not the chief financial officer of the company that succeeds to our business immediately prior to the change in control; (ii) such company’s common stock is not listed on a national stock exchange (such as the New York Stock Exchange, the Nasdaq National Market, or the American Stock Exchange); (iii) such company terminates Mr. Spengler or reduces his status, duties, authority, or compensation within one year of the change in control; or (iv) as a result of the change in control, Mr. Spengler is required to relocate out of either Springfield, Massachusetts (or surrounding areas) or Washington, D.C. (or surrounding areas).
     The agreement also contains a provision that prohibits Mr. Spengler from competing with our company for a period of 12 months following the termination of his employment with our company for any reason. The agreement also contains a provision that prohibits Mr. Spengler from soliciting or hiring our personnel or employees for a period of 24 months following the termination of his employment with our company for any reason.
     The foregoing description of the severance and change in control agreement is only a summary and is qualified in its entirety by reference to the full text of the severance and change in control agreement, which is attached hereto as Exhibit 10.69 and is hereby incorporated by reference into this Item 5.02.
Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

Not applicable.

(b)	Pro Forma Financial Information.

Not applicable.

(c)	Shell Company Transactions.

Not applicable.

(d)	Exhibits.

Exhibit
Number	Exhibits
10.69	Severance and Change in Control Agreement, dated as of June 27, 2008, by and between the Registrant and William F. Spengler.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITH & WESSON HOLDING CORPORATION
Date: July 3, 2008	By:	/s/ Michael F. Golden
Michael F. Golden
President and Chief Executive Officer

EXHIBIT INDEX

10.69	Severance and Change in Control Agreement, dated as of June 27, 2008, by and between the Registrant and William F. Spengler.